First Amendment to APA
7/31/00
                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This is the first amendment to the Asset Purchase Agreement ("Agreement") by and among Spectra Communications Group, LLC, ("Buyer"), and GTE Midwest Incorporated ("Seller") dated July 8, 1999, as amended by a Supplemental Agreement dated January 19, 2000.

                                    RECITALS

         WHEREAS, Buyer and Seller have determined that it is in their interests to amend the Agreement and they desire to set forth in this document the terms and conditions of said amendments;

         THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereby agree to amend the Agreement as follows:


         1. Section 3.1 is amended by deleting from the second and third lines thereof the words and figures "Two Hundred Ninety Million Dollars ($290,000,000)" and inserting in lieu thereof the words and figures "Two Hundred Eighty-Nine Million Dollars ($289,000,000)."

         2. Section 1.1 of the Agreement is hereby amended by adding a new definition "Waived Claims" which means any claim or potential claim that Buyer or its successors, assigns, or lenders may now or in the future have that Seller has violated, breached or otherwise not performed any of Seller's obligations under any provision of the Agreement, if (i) such claims or potential claims are related to obligations under the Communications Assistance to Law Enforcement Act ("CALEA"), or (ii) such claims or potential claims are related to data from Seller's MARK system, or (iii) the facts or circumstances which are the basis for such claim or potential claim occurred on or before July 10, 2000, and the Buyer or any of their employees, officers, directors, investors or agents had knowledge on or before July 10, 2000 of the facts or circumstances which are the basis for such claim or potential claim.

         3. Subsection 5.2.1 of the Agreement is hereby amended by adding the following as new Sub-subsection (h):

                  (h) Notwithstanding any other provision of this Agreement, Buyer hereby waives for all purposes other than fraud and releases Seller from all liability and responsibility in respect of all Waived Claims arising pursuant to subsection 5.2.1 (a) through (g).

         4. Subsection 5.2.2 of the Agreement is hereby amended by adding the following as new Sub-subsection (g):

                  (g) Notwithstanding any other provision of this Agreement, Buyer hereby waives for all purposes other than fraud and releases Seller from all liability and responsibility in respect of all Waived Claims arising pursuant to subsections 5.2.2 (a) through (f).

         5. Section 8.3, entitled "Certain Waived Claims," is hereby added to and made a part of the Agreement.

             8.3 Certain Waived Claims. Notwithstanding any other provision of this Agreement, Buyer waives for all purposes other than fraud and releases Seller from all liability and responsibility in respect of all Waived claims arising pursuant to Section 8.1.

         6.  Subsection 12.3(j) is hereby added to and made a part of the
Agreement:

                  (j) Buyer acknowledges and agrees that none of the Waived Claims shall be an Indemnifiable Loss as defined in the Agreement and no Waived Claims or any portion of the reduction in the Base Purchase Price set forth in paragraph 1 of this Amendment shall constitute an amount claimed against Seller as an Indemnifying Party pursuant to the provisions of Section 12.3(d) of the Agreement. Seller acknowledges and agrees that none of the Waived Claims or any portion of the reduction in the Base Purchase Price set forth in paragraph 1 of this Amendment shall be credited against the amount of the indemnification obligations of the Seller set forth in Section 12.3(e) of the Agreement.

         In all other respects, the Agreement remains unchanged and in full force and effect in accord with its terms.

         This Amendment shall become effective upon execution by the parties.

         Executed this 31st day of July, 2000.



GTE MIDWEST INCORPORATED

By:   /s/ William M. Edwards, III
      ---------------------------
Name:  William M. Edwards, III
      ---------------------------
Title:   Vice President - Property Repositioning


SPECTRA COMMUNICATIONS GROUP, LLC

By:   /s/ Dorothy D. Rollins
      ---------------------------
Name:  Dorothy D. Rollins
      ---------------------------
Title:  President